Exhibit 99.1

Bright Mountain Media Reports First Quarter 2020 Financial Results

Company Expects Fiscal 2020 Revenues to Increase at Least 214% to at Least $22M

Company to Host Virtual Investor Webinar Tomorrow, Wednesday, July 1st at 11:30 a.m. Eastern Time

Boca Raton, FL, June 30, 2020 — Bright Mountain Media, Inc. (OTCQB: BMTM), an end-to-end digital media and advertising services platform, has provided its financial results for the first quarter ended March 31, 2020.

Management Commentary

“The first quarter of 2020 built upon our successes in 2019, where we successfully initiated our efforts to launch a fully integrated, end-to-end digital media and advertising services platform,” said Kip Speyer, Chairman and Chief Executive Officer of Bright Mountain Media. “In the quarter, we saw advertisers hesitate in deploying ad dollars due to COVID related uncertainty. Despite these headwinds, Bright Mountain was able to grow revenues by 109% to $2.3 million in the first quarter of 2020, and in time, we expect these challenges to subside as we enter a more normalized environment in the back half of 2020.

“As we continue to capture more of the ad-dollar within the value chain, we create more value than the sum of our parts, allowing incredibly efficient demographic targeting with unique ad syndication capabilities. Most notably in June, we successfully acquired Wild Sky Media, an interactive media company that according to Google analytics reaches approximately 30 million monthly unique visitors through its hyper-engaging content, further strengthening our platform model. We seek to enable their robust, complimentary portfolio of websites to more efficiently create value from their niche, diverse audiences leveraging our proprietary content and ad delivery technologies.

“On the capital markets front, I am pleased to have started the process to uplist to a national exchange, which we believe will broaden our potential investor base and grow our brand reach, resulting in greater liquidity for our shareholders. We will continue to work closely with the national exchanges to execute upon this incredible milestone for our combined company.

“As we move into 2020, I am confident in our ability to execute upon the business opportunity facing us today. In fact, we expect revenues in fiscal 2020 of $22 million, an increase of 214% over fiscal 2019 revenues. I look forward to continued progress in the years ahead, creating sustainable long-term value for our shareholders,” concluded Speyer.

First Quarter 2020 Financial Summary

●	Total revenue for the first quarter of 2020, was $2.3 million, compared to revenue of $1.1 million in the same year-ago quarter. The increase in revenue was due to an increase in advertising revenue resulting from the acquisitions of Oceanside Media and MediaHouse, in spite of the negative influence of Covid-19 on the digital advertising market.

●	Selling, general and administrative expenses for the first quarter of 2020 were $4.0 million, compared to $0.9 million in the same year-ago quarter. The increase in selling, general and administrative expenses included $1.0 million of non-cash amortization of intangible assets, $0.4 million in non-cash expenses associated with an equity raise and $0.3 million of acquisition related audit and consulting fees.

●	Net loss for the first quarter of 2020 was $3.5 million, compared to a net loss of $0.7 million in the same year-ago quarter. The increase in net loss was primarily related to aforementioned non-cash operating expenses.

●	Cash and cash equivalents and short-term deposits were $1.3 million as of March 31, 2020, compared with $1.0 million as of March 31, 2019.

●	Cash used in operations for the first quarter of 2020 was $1.4 million, compared with cash used in operations of $0.6 million in the same year-ago quarter.

Financial Guidance

Management expects revenues in fiscal 2020 to be at least $22.0 million, representing an increase of at least 214% when compared to revenues of $7.0 million in fiscal 2019.

Virtual Roadshow Webinar

The Company will host a virtual roadshow webinar tomorrow, July 1st, 2020 at 11:30 a.m. Eastern time, where Greg Peters, President and Chief Operating Officer of Bright Mountain Media, will present an overview of the business model and discuss recent growth initiatives, including the recent acquisition of Wild Sky Media. The webinar will be accompanied by a presentation and followed by a question and answer session, which can be accessed via the webcast link or dial-in numbers below.

To access the webinar, please use the following information:

Date: Wednesday, July 1st, 2020

Time: 8:30 a.m. Pacific time (11:30 a.m. Eastern time)

Dial-in: 1-888-204-4368

International Dial-in: 1-323-994-2093

Conference Code: 4978335

Webcast: http://public.viavid.com/index.php?id=140018

A telephone replay will be available approximately two hours after the call and will run through October 1st, 2020 by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 4978335. The replay can also be viewed through the webinar webcast link above.

About Bright Mountain Media

Bright Mountain Media, Inc. (OTCQB: BMTM) is an end-to-end digital media and advertising services platform, efficiently connecting brands with targeted consumer demographics. Through the removal of middlemen in the advertising services process, Bright Mountain Media efficiently connects brands with targeted consumer demographics while maximizing revenue to publishers. Bright Mountain Media’s assets include the Bright Mountain Media ad network, MediaHouse (f/k/a NDN), Oceanside (f/k/a S&W Media), CL Media Holdings (d/b/a/ Wild Sky Media) and 24 owned and/or managed websites. For more information, please visit brightmountainmedia.com.

Forward-Looking Statements for Bright Mountain Media, Inc.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes,” and similar words. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations of our ability to close the proposed acquisition of Inform, Inc., any the realization of any expected benefits from such transaction if closed. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in Bright Mountain Media, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as filed with the Securities and Exchange Commission on May 14, 2020 and our other filings with the SEC. Bright Mountain Media, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law.

Investor Contact:

Greg Falesnik or Luke Zimmerman

MZ Group - MZ North America

949-259-4987

BMTM@mzgroup.us

www.mzgroup.us

BRIGHT MOUNTAIN MEDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2020	December 31, 2019
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,270,023	$957,013
Accounts receivable, net	3,207,560	3,997,475
Note receivable, net	38,329	63,812
Prepaid expenses and other current assets	485,074	752,975
Current assets - discontinued operations	-	1,705

Total Current Assets	5,000,986	5,772,980

Property and equipment, net	25,413	30,666
Website acquisition assets, net	35,316	48,928
Intangible assets, net	18,671,791	19,610,801
Goodwill	53,646,856	53,646,856
Prepaid services/consulting agreements - long term	775,000	913,182
Right of use asset	348,721	397,912
Other assets	94,672	35,823
Total Assets	$78,598,755	$80,457,148

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$8,152,462	$8,358,442
Accrued expenses	893,540	3,228,328
Accrued interest to related party	8,652	6,629
Premium finance loan payable	125,453	179,844
Deferred revenues	18,609	6,651
Long term debt, current portion	165,163	165,163
Operating lease liability, current portion	215,004	211,744
Current liabilities - discontinued operations	-	591
Total Current Liabilities	9,578,883	12,157,392

Long term debt to related parties, net	29,179	25,689
Deferred tax liability	516,941	581,440
Operating lease liability, net of current portion	130,979	198,232
Total Liabilities	10,255,982	12,962,753
Commitments and Contingencies
Shareholders’ Equity
Convertible preferred stock, par value $0.01, 20,000,000 shares authorized,
Series A-1, 2,000,000 shares designated, 1,200,000 and 1,200,000 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	12,000	12,000
Series B-1, 6,000,000 shares designated, 0 and 0 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	-	-
Series E, 2,500,000 shares designated, issued and outstanding at March 31, 2020 and December 31, 2019, respectively	25,000	25,000
Series F, 4,344,017 shares designated, issued and outstanding at March 31, 2020 and December 31, 2019, respectively	43,440	43,440
Common stock, par value $0.01, 324,000,000 shares authorized, 106,732,860 and 100,244,312 issued and 84,491,031 and 78,063,531 outstanding at March 31, 2020 and December 31, 2019, respectively	1,067,329	1,002,444
Additional paid-in capital	91,099,013	86,856,500
Accumulated deficit	(23,904,009)	(20,444,989)
Total shareholders’ equity	68,342,773	67,494,395
Total Liabilities and Shareholders’ Equity	$78,598,755	$80,457,148

BRIGHT MOUNTAIN MEDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2020	2019

Revenues
Advertising	$2,270,186	$1,085,456

Cost of revenue
Advertising	1,823,082	885,696
Gross profit	447,104	199,760

Selling, general and administrative expenses	3,979,378	915,954

Loss from continuing operations	(3,532,274)	(716,194)

Other income (expense)
Interest income	10,993	6,006
Gain on settlement of liability	-	122,500
Other expense	(215)	-
Interest expense	-	(909)
Interest expense - related party	(2,023)	(6,201)
Total other income	8,755	121,396

Net loss from continuing operations before tax	(3,523,519)	(594,798)

Loss from discontinued operations	-	(115,464)

Net loss before tax	(3,523,519)	(710,262)

Income tax benefit	64,499	-

Net loss	(3,459,020)	(710,262)

Preferred stock dividends
Series A-1, Series E, and Series F preferred stock	(118,252)	(74,171)

Net loss attributable to common shareholders	$(3,577,272)	$(784,433)

Basic and diluted net loss from continuing operations per share	$(0.03)	$(0.01)
Basic and diluted net loss from discontinued operations per share	$0.00	$(0.00)
Basic and diluted net loss per share	$(0.03)	$(0.01)
Weighted average shares outstanding - basic and diluted	106,098,560	62,900,662

BRIGHT MOUNTAIN MEDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

March 31, 2020

(Unaudited)

	For the Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(3,459,020)	$(710,262)
Add back: loss attributable to discontinued operations	-	115,464
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	5,253	2,352
Amortization of debt discount	3,490	3,452
Amortization	952,622	35,813
Gain on settlement of liability	-	(122,500)
Stock option compensation expense	36,595	3,213
Stock issued for services rendered	91,718	-
Non-cash acquisition fee	275,000	-
Change in deferred taxes	(64,499)	-
Provision for bad debt	-	4,034
Changes in operating assets and liabilities:
Accounts receivable	789,915	(375,928)
Prepaid expenses and other current assets	314,015	29,361
Prepaid services/consulting agreements	93,182	127,500
Other assets	(58,849)	(4,703)
Right of use asset and lease liability	(14,802)	-
Accounts payable	(205,980)	360,393
Accrued expenses	(141,893)	(26,538)
Accrued interest – related party	2,023	-
Deferred revenues	11,958	2,485
Net cash (used in) continuing operations for operating activities	(1,369,272)	(555,864)
Net cash (used in) discontinued operations	-	(73,589)
Net cash (used in) operating activities	(1,369,272)	(629,453)

Cash flows from investing activities:
Cash paid for website acquisition	-	(8,000)
Net cash (used in) investing activities	-	(8,000)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	1,734,937	873,950
Payments of premium finance loan payable	(54,391)	(32,331)
Dividend payments	(23,747)	(74,171)
Principal payments received (funded) for notes receivable	25,483	(64,681)
Note receivable funded	-	(375,303)
Net cash provided by financing activities	1,682,282	327,464

Net increase (decrease) in cash and cash equivalents including cash and cash equivalents classified within assets related to continuing operations	313,010	(309,989)
Net decrease in cash and cash equivalents classified within assets related to discontinued operations	-	(4,943)
Net increase (decrease) in cash and cash equivalents	313,010	(314,932)
Cash and cash equivalents at the beginning of period	957,013	1,042,457
Cash and cash equivalents at end of period	$1,270,023	$727,525